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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                           (Amendment No. __________)


                           SUN HYDRAULICS CORPORATION
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                                (Name of Issuer)

                                  COMMON STOCK
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                         (Title of Class of Securities)

                                  866942 10 5
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                                 (CUSIP Number)

                                 January 9, 1997
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             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [ ] Rule 13d-1(b)

          [ ] Rule 13d-1(c)

          [X] Rule 13d-1(d)


         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).




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CUSIP NO. 866942 10 5                13G                           Page 2 of 8
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    1) Names of Reporting Persons/ I.R.S. Identification Nos. of Above Persons
         (Entities Only)

                                Robert S. Ferrell
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    2) Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                 (a)      [ ]
                                                                 (b)      [ ]
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    3) SEC Use Only

  ------------------------------------------------------------------------------
    4) Citizenship or Place of Organization

                                      U.S.
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          Number of        (5) Sole Voting Power

            Shares

         Beneficially      (6) Shared Voting Power

           Owned by                 421,037

             Each          (7) Sole Dispositive Power

          Reporting

            Person         (8) Shared Dispositive Power

             With                  421,037
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    9) Aggregate Amount Beneficially Owned by Each Reporting Person

                                  421,037
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   10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]
         (See Instructions)

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   11) Percent of Class Represented by Amount in Row (9)
                                     6.7%
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   12) Type of Reporting Person (See Instructions)
                                       IN
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CUSIP NO. 866942 10 5                13G                           Page 3 of 8
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    1) Names of Reporting Persons/ I.R.S. Identification Nos. of Above Persons
       (Entities Only)

                                 Ann R. Ferrell
  ----------------------------------------------------------------------------
    2) Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                  (a)      [ ]
                                                                  (b)      [ ]
  ----------------------------------------------------------------------------
    3) SEC Use Only

  ----------------------------------------------------------------------------
    4) Citizenship or Place of Organization

                                      U.S.
  ----------------------------------------------------------------------------

          Number of        (5) Sole Voting Power

            Shares

         Beneficially      (6) Shared Voting Power

           Owned by                 421,037

             Each          (7) Sole Dispositive Power

          Reporting

            Person         (8) Shared Dispositive Power

             With                   421,037
  ----------------------------------------------------------------------------
    9) Aggregate Amount Beneficially Owned by Each Reporting Person

                                    421,037
  ----------------------------------------------------------------------------
   10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)

  ----------------------------------------------------------------------------
   11) Percent of Class Represented by Amount in Row (9)

                                      6.7%
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   12) Type of Reporting Person (See Instructions)

                                       IN
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CUSIP NO. 866942 10 5                13G                           Page 4 of 8
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    1) Names of Reporting Persons/ I.R.S. Identification Nos. of Above Persons
         (Entities Only)

                               Bradley S. Ferrell
  ----------------------------------------------------------------------------
    2) Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                   (a)    [ ]
                                                                   (b)    [ ]
  ----------------------------------------------------------------------------
    3) SEC Use Only

  ----------------------------------------------------------------------------
    4) Citizenship or Place of Organization

                                      U.S.
  ----------------------------------------------------------------------------

          Number of        (5) Sole Voting Power

            Shares

         Beneficially      (6) Shared Voting Power

           Owned by                 421,037

             Each          (7) Sole Dispositive Power

          Reporting

            Person         (8) Shared Dispositive Power

             With                   421,037

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    9) Aggregate Amount Beneficially Owned by Each Reporting Person

                                     421,037
 ----------------------------------------------------------------------------
   10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)

  ----------------------------------------------------------------------------
   11) Percent of Class Represented by Amount in Row (9)

                                     6.7%
  ----------------------------------------------------------------------------
   12) Type of Reporting Person (See Instructions)
                                       IN
  ----------------------------------------------------------------------------



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CUSIP NO. 866942 10 5                13G                           Page 5 of 8
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  Item 1(a).      Name of Issuer:

                           SUN HYDRAULICS CORPORATION

  Item 1(b).      Address of Issuer's Principal Executive Offices:

                          1500 West University Parkway
                               Sarasota, FL 34243

  Item 2(a).      Name of Person Filing:

                                Robert S. Ferrell
                                 Ann R. Ferrell
                               Bradley S. Ferrell

  Item 2(b).      Address of Principal Business Office or, if none, Residence:

                            5924 Cranbrook Way, #101
                                Naples, FL 34112

  Item 2(c).      Citizenship:

                                      U.S.

  Item 2(d).      Title of Class of Securities:

                                  Common Stock

  Item 2(e).      CUSIP Number:

                                   866942 10 5

  Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the filing person is a:

   (a) [ ] Broker or Dealer registered under Section 15 of the Act;
   (b) [ ] Bank as defined in Section 3(a)(6) of the Act;
   (c) [ ] Insurance company as defined in Section 3(a)(19) of the Act;
   (d) [ ] Investment company registered under Section 8 of the Investment Company Act;
   (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
   (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
   (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G);
   (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act;
   (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
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CUSIP NO. 866942 10 5                13G                           Page 6 of 8
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   (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [   ]

  Item 4.         Ownership:

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)      Amount Beneficially Owned:
                                        See Response to Item 9 on cover pages.
         (b)      Percent of Class:
                                        See Response to Item 11 on cover pages.
         (c)      Number of shares as to which such person has:
                  (i)   sole power to vote or to direct the vote:
                                        See Response to Item 5 on cover pages.
                  (ii)  shared power to vote or to direct the vote:
                                        See Response to Item 6 on cover pages.
                  (iii) sole power to dispose or to direct the disposition
                        of:
                                        See Response to Item 7 on cover pages.
                  (iv) shared power to dispose or to direct the disposition of:
                                        See Response to Item 8 on cover pages.
  Item 5.         Ownership of Five Percent or Less of a Class:
                                 Not applicable
  Item 6.         Ownership of More than Five Percent on Behalf of Another
                  Person:
                                 Not applicable
  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent
                  Holding Company:
                                 Not applicable
  Item 8.         Identification and Classification of Members of the Group:
                                 Not applicable
  Item 9.         Notice of Dissolution of Group:
                                 Not applicable
  Item 10.        Certification:
                                 Not applicable



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CUSIP NO. 866942 10 5                13G                           Page 7 of 8
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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  July 26, 1998

                                                          /s/ Robert S. Ferrell
                                                          ----------------------
                                                          Robert S. Ferrell


                                                          /s/ Ann R. Ferrell
                                                          ----------------------
                                                          Ann R. Ferrell


                                                          /s/ Bradley S. Ferrell
                                                          ----------------------
                                                          Bradley S. Ferrell